EXHIBIT 5.1

April 24, 2024

To Whom It May Concern,

I have acted as counsel to Calor Del Sol Inc. (the “Company”), in connection with the Company’s preparation and filing of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, on or about May 8, 2024, concerning the registration and proposed sale of 3,000,000 shares of the Company’s common stock, par value $0.001 per share, which may be sold at a price of $0.03 per share.

In connection with this opinion, I have reviewed instruments, documents, and records, and made such examinations of law and fact as I have deemed relevant and necessary to form the opinion hereinafter expressed, including, but not limited to: the Articles of Incorporation of the Company; the By-Laws of the Company; and documents relating to the issuance of shares. I have examined such documents in light of the current federal laws of the United States and the state of Nevada, including the Nevada Constitution, all applicable provisions of Nevada statutes, and reported judicial decisions interpreting those laws. In such examinations, I have assumed the legal capacity of all natural persons, the authenticity and completeness of all instruments submitted to me as original documents, the conformity to the authentic originals of all documents supplied to me as certified or photostatic or faxed copies, and the genuineness of all signatures contained in the records, documents, instruments, and certificates I have reviewed. Based on my examination, I am of the opinion that:

1. The Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Nevada, with corporate power and authority to conduct its business as described in the Registration Statement.

2. The shares to be issued by the Company, as described in the Registration Statement, have been duly authorized and, upon effectiveness of the Registration Statement, and when issued and paid for in accordance with the terms and conditions of the Registration Statement, will be legally issued, fully paid, and non-assessable.

3. The Registration Statement, as of the date of its filing with the Securities and Exchange Commission, complies as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

This opinion is limited to the matters stated herein, and no opinion may be inferred or implied beyond the matters expressly herein stated. This opinion is given as of the date hereof, and we expressly disclaim any obligation to update this opinion as to any changes in law or fact that may occur subsequent to the date hereof.

This opinion is to be used solely in connection with the Registration Statement’s filing and review process by the Securities and Exchange Commission and should not be relied upon for any other purpose or in any other context.

This opinion letter may be filed as an exhibit to the Registration Statement and may be relied upon by the Securities and Exchange Commission and its staff in connection with the review and processing of the Registration Statement.

Very truly yours,

/s/ Andrew J. Befumo
The law Offices of Andrew Befumo Andrew J. Befumo, Managing Member